Rule 424(b)(3)

                                          File Nos. 333-114270 and 333-114270-03


PRICING SUPPLEMENT NO. 18 DATED December 2, 2005
     (To Prospectus Dated April 21, 2004 and Prospectus Supplement Dated February 7, 2005)

                                               COUNTRYWIDE FINANCIAL CORPORATION
                                                     Medium-Term Notes, Series A
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                                    COUNTRYWIDE HOME LOANS, INC.
                                                          Floating Rate Notes




Trade Date:                November 29, 2005                  Book Entry:    |X|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       December 2, 2005   Principal Amount:     $840,000,000
Stated Maturity Date:      December 5, 2006   Net Proceeds:         $839,580,000
                                              Specified Currency:   U.S. Dollars


     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                                            Cost of Funds Rate

     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |X| LIBOR |_| Other
                          [Telerate Page 7051]             [Telerate Page  ]
                          [Telerate Page 7052]             [Reuters Page  ]

                            |_|  Weekly Average            [Currency: ]
                            |_|  Monthly Average]

Exchange Rate Agent:       N/A


     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 4.50% Minimum Interest Rate: N/A
Interest Factor Convention:            N/A
Interest Determination Dates:  Two London Business Days
                             prior to each Interest
                               Payment Date
                                             Index Maturity:            3 months
Spread (plus or minus):    plus 8 basis points
Spread Multiplier:                     N/A
Interest Reset Dates:      Same as Interest Payment Dates
Interest Payment Dates:    Quarterly on the 5th of March,
                          June, September and December,
                            commencing March 6, 2006
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A
     Agents: Countrywide Securities Corp., Goldman, Sachs & Co, J.P. Morgan Securities, Inc., Bank of America Securities LLC, ABN AMRO Inc., Lehman Brothers, Morgan Stanley & Co. Incorporated, HSBC Securities (USA) Inc., RBC Dominion Securities Corp.


Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:

     |x| The Notes cannot be redeemed prior to maturity. |x| The Notes cannot be repaid prior to maturity.

     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|


Additional/Other Terms:             N/A

     The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation. As of September 30, 2005, Countrywide Financial Corporation, on an unconsolidated basis, had no secured indebtedness outstanding, $10,987,047,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with the Notes to which this Pricing Supplement relates, $500,000,000 aggregate principal amount of unsecured and subordinated indebtedness outstanding and $235,913,000 of intercompany notes payable. As of that date, Countrywide Home Loans, Inc. had $19,324,212,000 aggregate principal amount of secured indebtedness outstanding, including $14,966,571,000 of intercompany borrowings, and $20,458,958,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, including $21,295,000 of intercompany borrowings, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans, Inc. and will rank equally with the Guarantees to which this Pricing Supplement relates.

     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Financial Corporation and Countrywide Home Loans have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Financial Corporation and Countrywide Home Loans are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Financial Corporation and Countrywide Home Loans may have changed since that date.